EXHIBIT 99.1

                      PETMED EXPRESS, INC. CONFERENCE CALL
                         THIRD QUARTER FINANCIAL RESULTS
                                February 9, 2004
                                  5:00 p.m. EDT


     Coordinator    Welcome to the PetMed Express, Inc., doing business as
                    1-800-PetMeds, conference call to review the financial results for the third quarter ended
                    December 31st, 2003. At the request of the company, this conference call is being recorded.

                    Founded in 1996, 1-800-PetMeds is America's largest pet pharmacy, delivering prescription and nonprescription medications and health and nutritional supplements for dogs and cats direct to the consumer.
                    1-800-PetMeds markets its products through national television, online, and direct mail advertising campaigns, which directs the consumers to order by phone or on the Internet, and aim to increase recognition of the 1-800-PetMeds brand name. 1-800-PetMeds provides an attractive alternative for obtaining pet medications, in terms of convenience, price, ease of ordering, and rapid home delivery.

                    At this time I would like to turn the call over to the company's chief financial officer, Mr. Bruce Rosenbloom. You may begin.

     B. Rosenbloom  Thank you. First, I would like to welcome
                    everyone here today. Before I turn the call over to Mendo, I would also like to remind everyone that the first portion of this conference call will be listen-only, until the question-and-answer session, which will be later in the call.

                    Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Securities and Exchange Commission, that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us.

                    Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly, based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report, and other filings with the Securities and Exchange Commission.

                    Now, let me introduce today's speaker, Mendo Akdag, Chief Executive Officer of 1-800-PetMeds. Mendo...

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     M. Akdag       Welcome, everyone, and thank you for joining
                    us. We'll first review the highlights of our financial results. We'll compare our third fiscal quarter and nine months ended on December 31st, 2003, to last year's quarter and nine months ended on December 31st, 2002.

                    For our third fiscal quarter ended on December 31st, 2003, sales were $17.2 million, compared to sales of $11.1 million for the same period the prior year. This was a 55% increase in sales. For the nine months, sales were $72.5 million, compared to $40.1 million for the same period the prior year, an increase of 81%. The increases were primarily due to increased reorders and increased advertising. For the nine months ended on December 31st, 2003, we shipped over one million orders at the average order size of $72.

                    For the third fiscal quarter, net income was $1.2 million, $.05 per diluted share, compared to $435,000, $.02 per diluted share a year ago, an increase of 182%. For the nine months, net income was $4.5 million, $0.19 per diluted share, compared to $1.5 million or $0.07 per diluted share a year ago, an increase of 190%.

                    Our reorder sales increased by 90%, to $11.4 million for the quarter, compared to reorder sales of $6.0 million for the quarter a year ago. For the nine months, the reorder sales increased by 103%, to $36.8 million, compared to $18.1 million for the same period a year ago.

                    There is seasonality in our business, due to the flea, tick and heartworm medications that we sell. Our third fiscal quarter was our off season.

                    For the third fiscal quarter, our gross profit as a percent of sales was 41%, compared to 43% for the same period the prior year. For the nine months, our gross profit as a percent of sales was 40%, compared to 43% a year ago. The decrease was mainly due to our free shipping promotion, a portion of which was offset by increases to our product pricing.

                    Our general and administrative expenses as a percent of sales decreased to 13.5% for the quarter, compared to 16.3% for the same quarter the prior year; and for the nine months, the G&A decreased to 11.1%, compared to 14.6% a year ago. The improvement was due to economies of scale gained with increased sales, and also almost 50% of our customers placed their order on our Web site, compared to 40% for the same period the prior year.

                    We spent $2.6 million in advertising for the quarter, compared to $2.1 million for the same quarter a year ago, an increase of 24%. For the nine months, we spent $13.6 million for advertising, compared to $8.8 million a year ago, an increase of 55%. Cost of acquiring a customer for the quarter was about $32, compared to $29 for the same quarter a year ago; and for the nine months, it was $28, which stayed the same compared to $28 for the same period a year ago.

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                    If we look at our balance sheet, our inventory substantially increased to $13.6 million. We took advantage of some buying opportunities, preparing for spring, our peak season. Our working capital increased by $6.4 million, to $9.4 million, since March 31st, 2003, our fiscal year-end; and our net worth increased by $6.2 million, to $11.7 million at the same time period. Both increases were due to increases in net income, and the exercise of stock options. Overall, we are pleased with the results.

                    A few other points: We got listed on the NASDAQ national market in January 2004. This was an achievement of a major milestone for us. We enhanced our Web site by adding the "Ask the Veterinarian" feature, and we are in the process of adding product comparison charts to assist consumers with the selection of medication. We'll be launching a new advertising campaign for spring. We are in the process of fine-tuning our warehouse to increase our fulfillment capacity from 10,000 orders a day to approximately 13,000 to 15,000 orders a day.

                    Operator, we are ready to take questions.

     Coordinator    Thank you. One moment, please, while the questions register.
                    Our first question comes from Bob Albanes.



     B. Albanes     I'd just like to ask a question about any problems we see
                    with vet or vet clinics issuing prescriptions, and what are we doing in that area?

     M. Akdag What I can tell you is the majority of the veterinarians cooperate with us, and the minority that doesn't cooperate, that is already reflected in the numbers. So it has improved in the last one year; the cooperation has improved in the last one year.

     B. Albanes     You don't see this as a problem in the
                    future?

     M. Akdag We believe that at the end of the day, the consumers call the shots, and if they want to purchase their pet medications from another channel, they're going to do that. Nobody can stop it. We expect that to improve in the future.

     B. Albanes     Thank you.

     Coordinator    Our next question comes from Brett Bisinelli with Reed
                    Conner.

     B. Bisinelli   I have a question on the growth in your
                    business and where you see that coming from. Do you think it's mainly coming just from the growth in the market and the amount of pets out there? Or are you taking share away from the established vets, and -
                    I'm just curious, too, in that respect, if you think it's coming more from the chains, or probably more from the mom-and-pop or single facilities? Thanks.

     M. Akdag Traditionally, the medications that we dispense have only been available through veterinarians. We're a new alternative distribution channel, and the channel will grow, we believe. Our estimate is that the mail-order channel, which includes us, has probably about 5% of the market share right now, and if you look at human pharmacies, about 18% are serviced by mail order. If you look at contact lenses, about 20%, probably over 20%, is serviced by mail order.

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                    So we believe it's a new category, and we believe that the category is going to grow, we're projecting, to 15 to 20% of the market, based on human pharmaceuticals and contact lenses. So regardless of whether the overall market grows or not, we believe our category is going to continue to grow.

     B. Bisinelli   When do you think you can achieve that 15 to 20% share for your industry?

     M. Akdag Time will show. We probably right now have 60% of the category; that's our estimate. This is a guesstimate, and we'll see what happens.

     B. Bisinelli   Then, my final question is, I was wondering on the leverage, if you can speak to that, and SG&A. You mentioned the increased advertising coming up, and I was just wondering really how scalable that is, the incremental dollar that falls to the bottom line. Thanks.

     M. Akdag As    I pointed out, for the nine months, G&A decreased by about
                    3%, and obviously that's due to increase really in sales, and I'm not counting advertising in that. I would say probably half the G&A is variable and half is fixed. So it is scalable, obviously.

     B. Bisinelli   Thank you very much.

     Coordinator    Our next question comes from Jeff Marciniak with Annex
                    Wealth Management.

     J. Marciniak   First of all, congratulations on a terrific quarter and nine months.

     M. Akdag       Thank you.

     J. Marciniak   My question is related also to the market. Who do you see as your prime competitors, the companies that make up that 40% that comprises the rest of the market in the mail-order channel?

     M. Akdag There is about two dozen mail order companies. They're privately held. We really don't have much information about them; we just watch their marketing activities. There are about two dozen companies.

     Coordinator    Our next question comes from Bill Block with WAB Capital.

     B.  Block      I've got a couple of questions. One, it looks like for the third quarter that your new orders were up only about 13.7%, and it seems to me that this could have been disappointing, because it took something like, as you said, $31 or $32 of advertising for acquisition costs, versus $29 a year earlier for the same period. I was wondering if you could comment on this.

     M. Akdag It's not unusual, it fluctuates. Our cost of acquiring a customer has fluctuated in the past between $25 to $35, so it's not an unusual swing, if you look at it for nine months. Although we spent 55% more in advertising, our cost of acquisition stayed the same at $28, so -

     B. Block       But what about for the third quarter?

     M. Akdag I understand that, but it is going to fluctuate. It's more meaningful if you look at a longer period of time.

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     B. Block       And how do you view the - I guess so far what's
                    happening this quarter, have new orders increased more rapidly than the 13.7% to date?

     M. Akdag       I'm not going to comment on the current
                    quarter.

     B. Block       Okay. Those were my questions.

     Coordinator    Our next question comes from John Loeb, a private investor.

     J. Loeb First of all, congratulations on a brilliant record and brilliant progress. I only have one question: I noticed that for the nine months, your sales were up 81%, but for the third quarter, it was only up - when I say "only," its fantastic - 55%. Can you explain the difference there? Did that show that the growth is beginning somewhat to slow?

     M. Akdag That is related to, how much money we spent on advertising. If you look at the advertising spending in the third quarter, it was up only 24% from the prior year. If you look at nine months, how much we spent on advertising, it was up 55% from the prior nine months. So it's directly related to how much money we spent in advertising. It was an off-season for us, so we were not aggressive.

     J. Loeb I see. When you say overall, your sector is mail order, did you say?

     M. Akdag       Yes.

     J. Loeb        20%. Now, who makes up the - what is the other
                    80%?

     M. Akdag The majority - it's not right now 20%. Our estimate right now is about 5%. What we are projecting is that it will increase to 15 to 20% of the market -

     J. Loeb        The whole mail-order section?

     M. Akdag       Yes, in the next five years.

     J. Loeb Then, you project in the remaining, 80% will stay with direct sales from the veterinarian?

     M. Akdag       It will be veterinarians and retailers.

     J. Loeb Right, and you're taking this as a similar comparison with the lens business, but isn't it possible that you will get more than 20%? Is it possible for this category?

     M. Akdag Obviously, anything is possible. I mean, with Internet, consumers are becoming more comfortable ordering through the Internet that could increase. I don't know. But we're just giving you some facts as far as the human pharmaceutical mail-order category and contact lens mail-order category.

     J. Loeb        Right. Thank you very much, and congratulations.

     M. Akdag       Thank you.

     Coordinator    Our next question comes from Paul Svetz with Capital Flows.

     P. Svetz       Congratulations.

     M. Akdag       Thank you.

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     P. Svetz       The human pharmaceutical mail-order
                    distributors have benefited as they've gotten scale from discounting associated with volume purchases, and also advantages in the generic side, where there's more than one offering. Are you yet at a large enough scale to begin to benefit from those things, and do you plan to benefit from them in the future?

     M. Akdag We probably will benefit in the future, but probably the market will be also more competitive, so we'll be probably passing it to the consumer. It's possible that our margins can improve a few points, but as a target, we use 40%, for the nine months number, our gross profit number, was 40%.

     P. Svetz       Thank you.

     Coordinator    Our next question comes from David Centa, a private
                    investor.

     D. Centa Congratulations, gentlemen, another excellent quarter. What I wanted to ask about was, Mendo, can you characterize basically which drugs customers need prescriptions for, and where the convenience factor is for the consumer in ordering pet medications overall?

     M. Akdag       Prescription items, you mean?

     D. Centa       Both.

     M. Akdag The main categories are, number one is really flea and tick control products, which are nonprescription. The second category is heartworm medications. They are prescription items, they require a prescription. The third category is bone and joint care. I would say about probably - some of that is prescription, some of it is nonprescription.

     D. Centa What was the last category? I'm sorry. What did you say?

     M. Akdag       Bone and joint care, arthritis.

     D. Centa       Okay.

     M. Akdag The obvious convenience for the consumer is that we deliver it right to their home. As far as prescriptions are concerned, most of the time we do the work for them. What we do when we take an order is we get the veterinarian's name and phone number, and we contact the veterinarian for them, and ask for an authorization. So they don't have to go and pick up a prescription.

     D. Centa With respect to the flea and tick medications, are you competitive, or do you beat on a price basis the non-veterinarian source of those products?

     M. Akdag We believe we are competitive. You have to take into account that we offer free shipping on orders over $49, and we certainly give superior service, we believe, to the consumer.

     D. Centa Are those flea and tick medications available at any pet store?

     M. Akdag       No. Some of them carry it, some of them don't.

     D. Centa       All right, thank you.

     Coordinator    Our next question comes from Bill Smith with
                    CIBC-Oppenheimer.



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     B. Smith       Gentlemen, congratulations on a fantastic quarter, as far
                    as I can tell. I have about three or four quick questions I'll get out, and I'll shut up and listen.
                    Number one, I wanted to know your current number of customers. Also, what your customer retention rate is; and at what point you assume a customer isn't a live and viable customer anymore. At what point do you say, hey, they ordered once or they ordered twice, but they're not ordering and their pet's gone, or they're unhappy with the service. Then finally, are you offering any forward guidance as far as customer acquisition or earnings per share for the coming fiscal year?

     M. Akdag I will start with the last, that's the easy one. No, we are not offering any guidance. As far as customers are concerned, you have to realize, our database is very new. It's about two years old. We have about one million customers, unique customers, who have purchased from us in the last 18 months, and we use 18 months; really, we can even use 24 months.

                    How we measure the reorders is, the correlation that we look at is, reorders as a percent of prior year's total sales. For the fiscal year ended March 31st, 2003, that number was 81%. For the nine months ended on December 31st, 2003, that number improved to 92%. That's the correlation that we look at to measure reorders.

     B. Smith And you're not comfortable with, say, by the end of 2004, we'd like to have 1.4 million customers, or 1.6 million customers? That's just a number you want us to just go ahead and pluck from the air?

     M. Akdag That's going to depend on how much money we spend on advertising. How we are acquiring customers is through advertising.

     B. Smith       Right.

     M. Akdag       I can tell you, we're going to be very
                    aggressive going into spring, and we're going to spend a lot of money in advertising. I'm not prepared to give any specific numbers at this time.

     B. Smith       I appreciate it. Thank you.

     M. Akdag       No problem.

     Coordinator    We have a follow-up question from David Centa, private
                    investor.

     D. Centa The projections about, or the assumption that the advertising directly results in new customers, is based on what?

     M. Akdag We are direct-response advertisers, and so we measure all of our advertising. We look at how much new orders and how much revenue we're getting in new orders, and how many customers we are acquiring. So of course it's directly related. In any projection, in any model, you have to have - the advertising drives the new orders, so you can look at, for example, we spent in advertising $13.6 million for the first nine months, and the reorders were -

     D. Centa       92% or whatever?

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     M. Akdag       Well, the reorders were $36.8 million, so the difference
                    between
                    $72.5 million and $36.8 million was new orders. And those new orders were generated through the advertising, the $13.6 million that we spent. So you've got to look at that. It's about $2.60. So for every dollar we spent on advertising, we got $2.60 in new-order sales. So there's a direct correlation.

                    Then, you have to also make an assumption on reorders, what are the reorders going to be; and I gave you some historical numbers as far as reorders as a percent of prior year's total sales. As I said, it was 81% for the fiscal year ending March 31st, 2003; and for the first nine months of this fiscal year, it was 92%. So the assumptions are really, how much - for every dollar we spend, how much are we going to get on new orders; and what is our reorder rate going to be? So those are going to dictate the top line.

     D. Centa       Right, okay.

     M. Akdag       Does that help?

     D. Centa Yes, it does, thanks. Can you give me some historical perspective on what took place in the contact lens market with regard to, were the companies creating the market, kind of like what you guys are doing, or were there legal things happening, or things going on in the business that consumers gravitated towards purchasing from a direct marketer? I mean, how did that kind of happen?

     M. Akdag It's really a similar model. Advertising grew the business. It was the driving force of acquiring customers.

     D. Centa What was the impetus, though? I mean, had laws changed where these optometrists had to give out the prescriptions, or what happened there? Or did people identify it as a business, or what?

     M. Akdag Recently, there is a federal regulation now, which passed recently - I'm not sure it's currently active or not, but it passed recently - and it requires the optometrist to give a prescription to the consumer prior to dispensing it themselves. But that just happened -

     D. Centa Yes, I heard it just happened last week or something.

     M. Akdag But the mail-order business existed for a long, long time, so -

     D. Centa Okay, so you weren't in the business when that was taking place?

     M. Akdag No. It's been about four years I've been out of the business right now. There were some states, state attorneys general filed a lawsuit against the manufacturers, and some optometric associations, and some are actually optometrists, I believe, which was made on the basis of antitrust or anti-competitive behavior. I'm sure that's public information. You can look that up if you're interested.

     D. Centa Mendo, do you have any updates on your suppliers and whether you're able to go direct, or if that is in the future?

     M. Akdag       I have no updates.

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     D. Centa       Okay, thank you.

     Coordinator    At this time I'd like to turn the call back over to Mr.
                    Akdag for any closing remarks.

     M. Akdag Thank you. We would like to close with giving you a brief big picture on long-term prospects of the company. We are a leader in a new category, in an estimated $3 billion industry, offering the consumers savings and convenience on pet medication. There is a strong demand from pet owners for our channel of distribution. This may accelerate, with consumers becoming more comfortable with ordering through the Internet.

                    We have a powerful brand name - 1-800-PetMeds. We have shown a dramatic growth model in the last two and a half years. We have an experienced management team in place, and we have the operating technology infrastructure in place to continue to grow the business. We are very pleased with the results so far, and we are excited about the future prospects of the company. Thank you for joining us.


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